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                                                                    EXHIBIT 99.2


The following disclosures are being made by Chesapeake in connection with its recently announced offering of convertible preferred stock:

Chesapeake is negotiating for three acquisitions of primarily Mid-Continent natural gas reserves for an aggregate cash purchase price of approximately $330 million. If all transactions are finalized and closed, Chesapeake expects to add, by its internal estimates, as much as 287 bcfe of proved reserves consisting primarily of Mid-Continent developed natural gas reserves with initial average daily natural gas production of approximately 55,000 mcfe.

Chesapeake has entered into a definitive asset purchase agreement with a large independent producer to acquire natural gas producing properties located in Oklahoma for approximately $40 million cash with estimated proved reserves of 37 bcfe. The acquisition is expected to close by the end of November 2001, subject to satisfactory completion of customary due diligence and closing adjustments.

Chesapeake is also negotiating a definitive agreement to acquire a privately-held oil and gas producer, for approximately $130 million cash. If completed, this acquisition would add an estimated 143 bcfe of proved reserves. The acquisition, which is expected to close at the end of November 2001, is subject to finalization and execution of the definitive acquisition agreement and to satisfactory completion of customary due diligence and closing adjustments.

In March 2001, Chesapeake acquired 49.5% of Ram Energy, Inc., a privately-held independent oil and gas company with operations in the Mid-Continent region, the Permian Basin and onshore Gulf Coast in exchange for 1.1 million shares of our common stock and approximately $3.3 million in cash. Chesapeake has entered into a non-binding letter of intent with two individual stockholders of Ram Energy to acquire an additional 50% of the shares of Ram Energy common stock. Chesapeake is also considering acquiring the outstanding $83 million of Ram Energy's 11.50% senior notes due 2008 in negotiated purchases or by commencing a cash tender offer. Chesapeake presently owns $17 million of the Ram Energy senior notes. If completed, the Ram Energy acquisition would add an estimated 107 bcfe of proved reserves consisting primarily of natural gas. Chesapeake cautioned that there is no assurance that it will complete the Ram Energy acquisition or successfully acquire the Ram Energy senior notes.

Funding for these acquisitions is expected to be made from proceeds of recently announced securities offerings.

Like all evaluation of acquisition opportunities, Chesapeake's assessment of these acquisitions, including estimates of recoverable proved reserves and potential daily production, are inexact, and their accuracy is inherently uncertain. Chesapeake's reserve estimates for these proposed acquisitions were prepared using available information without review of independent petroleum engineers. In addition, these reserve estimates were prepared using constant pricing assumptions that are different than those used in Chesapeake's reported proved reserve estimates. While Chesapeake reviews all acquisitions in a manner generally consistent with industry practices, such a review will not reveal all existing or potential problems. In addition,Chesapeake's review may not permit it to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this document regarding Chesapeake Energy's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties, including specifically company production and reserve estimates and drilling potential attributable to its future acquisitions. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.